UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

STONE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	72-1235413
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Warrants to purchase common stock (expiring February 28, 2021)	NYSE MKT LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A Offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Item 1.	Description of Registrant’s Securities to be Registered.

On December 14, 2016, Stone Energy Corporation (the “Company”) and its subsidiaries, Stone Energy Holding, L.L.C. and Stone Energy Offshore, L.L.C., filed voluntary petitions (the cases commenced thereby, the “Chapter 11 Cases”) seeking relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). On February 15, 2017, the Bankruptcy Court entered an order confirming the Second Amended Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and its Debtor Affiliates, dated December 28, 2016 (the “Plan”). On February 28, 2017 (the “Effective Date”), the Plan became effective in accordance with its terms and the Company and its subsidiaries emerged from the Chapter 11 Cases.

On the Effective Date, by operation of the Plan, the Company entered into a Warrant Agreement (the “Warrant Agreement”) with Computershare Inc. and Computershare Trust Company, N.A. (collectively, the “Warrant Agent”), pursuant to which the Company issued warrants (the “Warrants” and the holders thereof, the “Warrant Holders”), which are exercisable until February 28, 2021 (the “Expiration Date”), to holders of the Company’s common stock, par value $0.01, to be cancelled on the Effective Date (“Old Common Stock”) to purchase up to an aggregate of 3,529,412 shares of common stock in the Company, par value $0.01 (the “New Common Stock”), at an exercise price of $42.04 per share.

All unexercised Warrants will expire, and the rights of the Warrant Holders to purchase shares of New Common Stock will terminate on the first to occur of (i) the close of business on the Expiration Date, and (ii) the date of completion of (a) any Qualified Asset Sale (as defined in the Warrant Agreement), (b) the sale, lease, conveyance or other transfer of all or substantially all of the consolidated assets of the Company and its subsidiaries in one transaction or a series of related transactions to any person that is not a Qualified Asset Buyer (as defined in the Warrant Agreement), or (c) any Excepted Combination (as defined below).

No Rights as Stockholders

Pursuant to the Warrant Agreement, no Warrant Holder, by virtue of holding or having a beneficial interest in a Warrant, will have the right to vote, to consent, to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of shares of New Common Stock, or to exercise any rights whatsoever as a stockholder of the Company unless, until and only to the extent such persons become holders of record of shares of New Common Stock issued upon settlement of the Warrants.

Adjustments

The number of shares of New Common Stock for which a Warrant is exercisable, and the exercise price per share of such Warrant, are subject to adjustment from time to time upon the occurrence of certain events including: (i) the issuance of shares of New Common Stock as a dividend or distribution to all holders of shares of New Common Stock, or a subdivision, combination, split, reverse split or reclassification of the outstanding shares of New Common Stock into a greater or smaller number of shares of New Common Stock; (ii) the issuance as a dividend or distribution to all holders of shares of New Common Stock of evidences of indebtedness, securities (including convertible securities) of the Company or any other person or entity (other than shares of New Common Stock), cash or other property; and (iii) the payment in respect of a tender offer or exchange offer by the Company for shares of New Common Stock, where the cash and fair value of any other consideration included in the payment per share of New Common Stock exceeds the fair value of a share of Common Stock as of the open of business on the second business day preceding the expiration date of the tender or exchange offer.

Third-Party Mergers or Consolidations

In the event of a merger or consolidation where (i) the acquirer is not an affiliate of the Company, and (ii) all of the equity held by equity holders of the Company outstanding immediately prior thereto is extinguished or replaced by equity in a different entity (except in cases where the equity holders of the Company represent more than 50% of the total equity of such surviving entity) (an “Excepted Combination”), holders of Warrants shall be solely entitled to receive the consideration per Warrant that is payable per share of New Common Stock, less the applicable exercise price of the Warrant, paid in the same form and in the same proportion as is payable to holders of New Common Stock. Notwithstanding the foregoing, if the Company consummates an Excepted Combination or a Non-Qualified Asset Sale (as defined in the Warrant Agreement) on or prior to April 29, 2017, the Company shall mandatorily redeem all outstanding Warrants at a price equal to 10% of the Black-Scholes valuation of such Warrants.

Reorganization Event

Upon the occurrence of certain events constituting a merger or consolidation other than as an Excepted Combination or any recapitalization, reorganization, consolidation, reclassification, change in the outstanding shares of New Common Stock, statutory share exchange or other transaction other than an Excepted Combination (a “Reorganization Event”), each Warrant Holder will have the right to receive, upon exercise of a Warrant, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of one share of New Common Stock would have owned or been entitled to receive in connection with such Reorganization Event.

Net Share Settlement

The Warrants will permit a Warrant Holder to elect to exercise the Warrant such that no payment of cash will be required in connection with such exercise. If net share settlement is elected, the Company shall deliver, without any cash payment therefor, a fraction of a share of New Common Stock equal to the value (as of the exercise date for such Warrant) of one share of New Common Stock minus the applicable exercise price, divided by the value of one share of New Common Stock.

This summary under Item 1. “Description of Registrant’s Securities to be Registered” is qualified in its entirety by reference to the full text of the Warrant Agreement, which is filed as Exhibit 4.1 and incorporated by reference herein.

Item 2.	Exhibits.

Exhibit No.	Document

2.1	Second Amended Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and its Debtor Affiliates, dated December 28, 2016 (incorporated by reference to Exhibit A to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on February 15, 2017).

3.1	Amended and Restated Certificate of Incorporation of Stone Energy Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form 8-A filed on February 28, 2017).

3.2	Amended and Restated Bylaws of Stone Energy Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form 8-A filed on February 28, 2017).

4.1	Warrant Agreement dated as of February 28, 2017, among Stone Energy Corporation and Computershare Inc. and Computershare Trust Company, N.A., collectively, as warrant agent (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on February 28, 2017).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

STONE ENERGY CORPORATION

Date:	March 6, 2017

By:	/s/ Lisa S. Jaubert
Lisa S. Jaubert
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Document

2.1	Second Amended Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and its Debtor Affiliates, dated December 28, 2016 (incorporated by reference to Exhibit A to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on February 15, 2017).

3.1	Amended and Restated Certificate of Incorporation of Stone Energy Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form 8-A filed on February 28, 2017).

3.2	Amended and Restated Bylaws of Stone Energy Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form 8-A filed on February 28, 2017).

4.1	Warrant Agreement dated as of February 28, 2017, among Stone Energy Corporation and Computershare Inc. and Computershare Trust Company, N.A., collectively, as warrant agent (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on February 28, 2017).